Exhibit 8.1
List of Significant Subsidiaries of United Microelectronics Corporation

		Percentage of
	Jurisdiction of	Ownership as of
Company	Incorporation	December 31, 2010

UMC Group (USA)	California, U.S.A.	100.00%
United Microelectronics (Europe) B.V.	The Netherlands	100.00%
UMC Capital Corp.	Cayman Islands	100.00%
TLC Capital Co., Ltd.	Taiwan, R.O.C.	100.00%
UMC New Business Investment Corp.	Taiwan, R.O.C.	100.00%
Alpha Wisdom Limited	Cayman Islands	100.00%
Green Earth Limited	Samoa	100.00%
Fortune Venture Capital Corp.	Taiwan, R.O.C.	100.00%
UMC Japan	Japan	100.00%
Unitruth Investment Corp.	Taiwan, R.O.C.	100.00%
UMC Capital (U.S.A)	California, U.S.A.	100.00%
ECP VITA Ltd.	British Virgin Islands	100.00%
Soaring Capital Corp.	Samoa	100.00%
Unitruth Advisor (Shanghai) Co., Ltd.	China	100.00%
Mos Art Pack Corp.	Taiwan, R.O.C.	73.34%
Nexpower Technology Corp.	Taiwan, R.O.C.	57.67%
Wavetek Microelectronics Corporation	Taiwan, R.O.C.	99.79%
United Lighting Opto-Electronic Inc.	Taiwan, R.O.C.	94.65%
United Lighting Opto-Electronic Investment (HK) Limited	China	94.65%
Everrich Energy Corp.	Taiwan, R.O.C.	91.12%
Everrich Energy Investment (HK) Limited	China	91.12%
Everrich (Shandong) Energy Co. (formerly Yongsheng (Shandong) Energy Co.)	China	91.12%
Unistars Corp.	Taiwan, R.O.C.	65.63%
Topcell Solar International Co. Ltd.	Taiwan, R.O.C.	51.49%
Jenenergy System Corporation	Taiwan, R.O.C.	38.45%
Smart Energy Enterprises Limited	China	38.45%
Smart Energy ShanDong Corporation	China	38.45%